OMB APPROVAL

OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden hours per response	14.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

EnergySouth, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

EnergySouth, inc.
POST OFFICE BOX 2607
MOBILE, ALABAMA 36652
(251) 450-4774     FAX (251) 478-5817
January 9, 2007
****IMPORTANT****
Dear EnergySouth Shareholder:
     Please find enclosed additional proxy material relating to the Annual Meeting scheduled to be held on January 26, 2007 at 10 a.m. in the Auditorium at the principal office of the Company, 2828 Dauphin Street, Mobile, Alabama.
     To date, although the overwhelming majority of votes cast have been in favor of the proposed re-incorporation of the company from Alabama to Delaware, we have not yet obtained the necessary two-thirds of outstanding shares vote on the proposal needed to pass Proposal #2.
     Because of the high threshold we have determined the need to send this reminder notice out to all holders that are still unvoted and urge you to vote your proxy immediately. In many cases our shareholders will have the ability to vote over the internet or telephone and we urge you to do so now to save the company further expense. Instructions on how to vote over the phone or internet are enclosed in this package if your broker allows for electronic voting.
     Your shares cannot be represented at the Annual Meeting with respect to Proposal #2 unless you either sign and return the enclosed voting form or vote by telephone or over the internet.
     If you sign and return the enclosed form without indicating a choice of “for”, “against” or “abstain”, your shares will be voted as recommended by your Board of Directors. Adjournments result in additional costs to the company, so please help us achieve this vote. To ensure your shares are counted at the annual meeting we urge you to vote today.
     If you have questions or need help voting your shares, please call our proxy solicitation firm, Morrow & Co., Inc. at 800-607-0088.

Regards,
/s/ G. Edgar Downing, Jr.

G. Edgar Downing, Jr. Secretary